J.P. Galda & Co.

Attorneys-at-Law

1055 Westlakes Dr., Suite 300

Berwyn, Pennsylvania 19312

Telephone: 215-815-1534

  December 2, 2016

XFit Brands, Inc.

25731 Commercentre Dr.

Lake Forest, California 92630

Dear Sirs/Mesdames,

Re:	Registration on Form S-8

We have acted as counsel to XFit Brands, Inc., a corporation incorporated under the laws of the State of Nevada (the “Corporation”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 3,000,000 common shares of the Corporation, par value $0.0001 per share (the “Common Shares”) issuable pursuant to options, stock awards and restricted stock awards granted or to be granted under the Corporation’s 2014 Stock Incentive Plan (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purpose of the opinions set forth below.

In rendering the opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Corporation and of public officials.

Based on the foregoing, we are of the opinion that the Common Shares reserved for issuance in accordance with the Plan have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable. We wish to advise you that our principal has been granted options to purchase 20,000 Common Shares under the Plan.

We are admitted to practice law in the Commonwealth of Pennsylvania, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the Commonwealth of Pennsylvania and the existing Nevada Revised Statutes and reported judicial decisions relating thereto.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Yours very truly,

J.P. Galda & Co.

By:	/s/ Joseph P. Galda